Exhibit 99.1

News Release

Tesco Corporation Announces Public Offering of Common Shares

HOUSTON, Texas, June 8, 2016 — Tesco Corporation (the “Company”) (NASDAQ: TESO) today announced the commencement of an underwritten public offering of 7,000,000 common shares of the Company. The Company expects to grant the underwriter a 30-day option to purchase up to an additional 1,050,000 common shares of the Company.

The Company intends to use the net proceeds of the offering for general corporate purposes, which could include working capital, capital expenditures, acquisitions or other initiatives.

BofA Merrill Lynch is acting as the sole book-running manager for the offering.

The Company has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request from BofA Merrill Lynch, Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, email dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Tesco Corporation

The Company is a global leader in the design, assembly and service delivery of technology-based solutions for the upstream energy industry with global operations. The Company’s product and service offerings consist mainly of equipment sales and services to drilling contractors and exploration and production companies throughout the world.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of the Company. Information concerning these risks and other factors can be found in the Company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which can be obtained free of charge on the SEC’s web site at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statement, except as required by applicable law.

Investor Contact:

Christopher L. Boone

Chief Financial Officer

(713) 359-7000